MFI/Leasecomm and thatlook.com
                            Agreement in Principle

This agreement in principal (the "Agreement") is by and between MicroFinancial ("MFI") and any of its involved subsidiaries or affiliates (e.g., Leasecomm) and thatlook.com ("THAT") and any of its involved subsidiaries or affiliates (e.g., Elective Investments). It is intended by all parties to this Agreement that it be global in nature and redefine all of the rights and obligations that each of the involved parties have to one another. This Agreement is an Agreement in Principle that is subject to the final drafting and documentation of a Definitive Agreement. All transactions contemplated herein will be effective as of December 31, 1999, unless an earlier date is specified in the Definitive Agreement, even though the Definitive Agreement may be executed at a date after December 3 1, 1999.

All dollar values specified herein are stipulated values that both parties have agreed to, and are not subject to further adjustment or change unless otherwise noted. Further, this document may be signed in counterparts with full effect as if both parties signed a single original.

Upon Gerard Powell, Larry Simon and/or other such THAT Board members as may do so agreeing to put additional capital into THAT (including, for purposes of this Agreement, capital put into THAT since December 1, 1999), MFI and THAT agree that the following will occur simultaneously:

I .MFI takes over all billing and collection responsibility for loans pledged against the Credit Line, and releases THAT from all further obligations relating to these loans and the Credit Line, including further payments of principal or interest.

2.MFI and THAT agree that the collateral shortfall on the Credit Line is $1,873,297 (the "Shortfall").

3 .The Shortfall will be converted to Convertible Subordinated Debt ("CSD") of $1,873,297 with the following characteristics:

Term:                 5 years from effective date of documents
Interest Rate:        5% annual rate
Interest Payments:    Made monthly, in arrears, no later than the 10th
calendar
                      day of the month immediately following.
Principal Repayment:  Balloon  payment upon maturity, if no converted or repaid
                      previously.
Conversion Rights:    At MFI's sole option, MFI can convert any amount or all
of
                      the CSD to common equity of THAT at the rate of $ 1. 00
                      per share("Conversion Price") during the Term of the
loan.
Prepayment Rights:    THAT may prepay the CSD at any time with no penalties.
In
                      order to exercise this Prepayment Right, THAT must give
                      MFI advance notice of intent to prepay of at least 20 business days, during which time MFI can, at its sole choosing, exercise any or all of its Conversion Rights.
Registration Rights:  See below for separate discussion.
Anti-Dilution Rights: See below for separate discussion.

MFI/THAT Agreement in Principal                                Page 1 of 4

4. THAT has an outstanding note payable ("Demand Note") to MFI, in which the principal amount owed, plus accrued interest unpaid totals $12,805.
Gerard A. Powell, President of THAT, ("Powell") agrees to buy this note for $12,805 from MFI paid in good funds at closing. This purchase in no way relieves Powell of any or all personal guarantees he may have made to MFI from time to time.

5. All remaining obligations and debts from THAT to MFI ("Other Debts") are agreed to be as follows:

  Past due interest on Credit Line                       $255,000
  2% Recourse Provision on purchased loans               $210,923
  Recourse Provision on full-recourse purchased loans     $37,800
                                                         --------
  Total Other Debts                                      $503,723

6. The Other Debts are converted to common equity at the same rate as the Conversion Price for the Convertible Subordinated Debt, or $1.00 per share. These shares carry the registration rights and anti-dilution protection as discussed below.

7. MFI is granted full piggyback registration rights it may exercise on the shares issued in lieu of satisfaction of the Other Debts and on the shares underlying the Convertible Subordinated Debt in the event, without regard to when, THAT executes a substantial, underwritten secondary offering. In this case, substantial shall mean one resulting in net proceeds to THAT of $10 million or more ("Offering").

Further, MFI is granted priority and first position as a selling shareholder, should such Offering occur, to the extent it owns either shares or CSD at such time. Such priority rights are subject to the Underwriter's agreement and ability to include such shares in the Offering. Further, MFI's priority rights under this paragraph are limited to receiving $2,377,020 (the total of the Shortfall and Other Debts, as herein defined) in net proceeds from such Offering.

To the extent that the Underwriter is able and to the extent that MFI wishes to participate further as a selling shareholder in any such Offering, MFI is granted a priority over shares owned directly, indirectly, beneficially or deemed to be controlled by Gerard A. Powell, Vincent Trapasso, and/or Charlie Lynn Trapasso.

8. The shares to be issued for the Other Debts, as well as the shares underlying the Convertible Subordinated Debt, are restricted from resale for a period of two (2) years from the date of this Agreement. After this period of two years has elapsed, MFI has full demand registration rights on both sets of shares in the amount to be determined solely by MFI, with such demands to be limited to once per year during the remaining term of the CSD.

By point of clarification, the rights described in paragraph #7 above take priority over the restrictions described in this paragraph #8 to the extent that an Offering occurs prior to two years from the date of this Agreement.

9. MfI is to be protected from dilution by stock splits or stock dividends. MFI is granted additional dilution protection as follows:


MFI/THAT Agreement in Principal                              Page 2 of 4



     a.In the event THAT is sold to another entity or sells substantially all of its assets at a price per share, actual or implied, lower than the Conversion Price, as defined in Paragraph #3 above, then the Conversion Price on both the CSD and the Other Debts shall be retroactively adjusted downward to equal the actual or implied price attending any such sale.

     b.To the extent THAT sells common or preferred stock, or any form of debt carrying a conversion to common stock feature to an Insider after March 31, 2000 wherein the price per share, actual or implied, is less than the Conversion Price, as defined in Paragraph 93 above, then the Conversion Price shall be adjusted to equal this new, lower figure. For purposes of this Agreement, "Insider" shall be defined to mean Gerard A. Powell, Vincent Trapasso, Charlie Lynn Trapasso, Saul Epstein, Richard Gwinn, Lawrence. T. Simon, any of their families and/or any entity in which they have a direct, indirect or beneficial interest.

10. All payments, interest and principal, received from Pilot Financial regarding the purchase and sale agreement dated _______, that THAT has received or may receive in the future shall be immediately paid t) MFI. As of the date of this Agreement, it is agreed that such payments to date total $2,540.28, with such sum to be paid by THAT to MFI upon closing.

11. The purchase and sale agreement between THAT and Pilot Financial is assigned to MFI.

12. Powell and Charlie Lynn and/or Vincent Trapasso (the "Trapassos") have lent monies to THAT from time to time in the past. The principal and accrued interest outstanding owed to Powell as of December 31, 1999 is approximately $225,000, exclusive of the Demand Note purchased from MFI, and the principal and accrued interest outstanding owed to the Trapassos, individually or collectively, as of the same date is approximately $25,000.

Prior to closing on the Definitive Agreement, Marvin Metzger, the THAT CFO, will give to the parties involved in drafting the Definitive Agreement the exact figures for inclusion therein.

Powell and the Trapassos agree to convert such monies owed to them by THAT, including the Demand Note (valued at $12,805, including accrued interest) that Powell is buying from MFI at closing, into equity at closing at the rate of $1.00 per share. This equity so converted will not carry any registration, selling shareholder (in the event of an Offering, as previously defined) or anti-dilution rights.

13. THAT agrees that it will notify MFI within five (5) business days of any Board of Directors meeting wherein a vote is taken, whether or not such vote results in a formal Board Resolution, regarding actions THAT management is directed or empowered to take regarding any capital-related transaction. "Capital-related transaction" shall be construed to include any form of debt, equity or hybrid combination thereof For purposes herein, "notify" shall mean transmission to MFI via facsimile, hard copy delivered via US Postal or other messenger service, or electronic transmission via e-mail of the section(s) of the Board Meeting minutes relating solely to any capital-related transactions, and a copy of the corresponding Board Resolution if such resolution is done.


MFI/THAT Agreement in Principal                              Page 3 of 4

Further, THAT agrees to notify MFI of any and all cash compensation, grants or other payments totaling more than $5,000 in any given quarter made to any of the THAT outside Board members, their families or other entities over which such members or their families have direct or indirect control. Such notification is to be made no later than ten(10)business days after the close of each calendar quarter. Also, THAT will issue such a statement to MFI on this time schedule indicating no such payments have been made, if such has been the case during the preceding calendar quarter.

Signed, this 29th day of December, 1999

/s/ Gerard A. Powell,                            /s/ Peter von Bleyleben
President, thatlook.com, inc.                    President, MicroFinancial,
Inc.

MFI/THAT Agreement in Principal                                     Page 4 of
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